Exhibit 5.4

Direct Line: +1(269) 686-1941

August 15, 2014

Perrigo Company plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Ladies and Gentlemen:

In my capacity as General Counsel (and not in my personal capacity) of Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Company”) I have acted as counsel for (i) Perrigo Company of Tennessee, a Tennessee corporation (“Perrigo Tennessee”), (ii) Perrigo Florida, Inc., a Florida corporation (“Perrigo Florida”), (iii) LoradoChem, Inc., a Colorado corporation (“LoradoChem” and, together with Perrigo Tennessee and Perrigo Florida, the “Corporate Guarantors”), (iv) SPC Trademarks, LLC, a Texas limited liability company (“SPC”), and (v) Meridian Animal Health, LLC, a Nevada limited liability company (“Meridian” and, together with SPC, the “LLC Guarantors” and, together with the Corporate Gaurantors, collectively, the “Guarantors”), each a subsidiary of the Company, in connection with the Company’s offer to exchange up to $500,000,000 of its 1.30% Senior Notes due 2016 (the “2016 Exchange Notes”), $600,000,000 of its 2.30% Senior Notes due 2018 (the “2018 Exchange Notes”), $800,000,000 of its 4.00% Senior Notes due 2023 (the “2023 Exchange Notes”) and $400,00,000 of its new 5.30% Senior Notes due 2043 (the “2043 Exchange Notes” and together with the 2016 Exchange Notes, the 2018 Exchange Notes and the 2023 Exchange Notes, the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 1.30% Senior Notes due 2016 (the “2016 Notes”), 2.30% Senior Notes due 2018 (the “2018 Notes”), 4.00% Senior Notes due 2023 (the “2023 Notes”) and 5.30% Senior Notes due 2043 that were issued on November 8, 2013 (the “2043 Notes” and together with the 2016 Notes, the 2018 Notes and the 2023 Notes, the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”), pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August [    ], 2014 (as amended from time to time, the “Registration Statement”). Pursuant to the Indenture (as defined below) the Outstanding Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees”, respectively).

All capitalized terms used herein that are defined in, or by reference in, the indenture dated as of November 8, 2013 between the Company, the guarantors party thereto and Wells Fargo Bank, National Association as the trustee (the “Trustee”) relating to the Notes (as supplemented, the “Indenture”) have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents, (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case, as I have deemed necessary or appropriate for the purposes of this opinion. I have examined, among other documents, the following:

(a)	the Indenture;

(b)	the Outstanding Notes and the Outstanding Note Guarantees; and

(c)	the forms of Exchange Notes and the Exchange Note Guarantees.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to me as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, any representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, I have assumed that (i) the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (ii) all of the parties to the Documents (other than the Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Guarantors), the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties (other than the Guarantors) or the laws of the jurisdiction of incorporation of any such parties (other than the Guarantors), and (iv) that all of the parties to the Documents will comply with such agreements and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.	(a) Perrigo Tennessee is a corporation validly existing and in good standing under the Tennessee Business Corporations Act.

(b) Perrigo Florida is a corporation validly existing and in good standing under the Florida Business Corporations Act.

(c) LoradoChem is a corporation validly existing and in good standing under the Colorado Business Corporation Act.

(d) SPC is a limited liability company validly existing and in good standing under the Texas Limited Liability Company Act.

(e) Meridian is a limited liability company validly existing and in good standing under the Nevada Limited Liability Company Act.

2.	(a) Each of the Corporate Guarantors has the requisite corporate power, and has taken all corporate action necessary to authorize it, to execute and deliver and to perform its obligations under the Exchange Note Guarantees to which it is a party.

(b) Each of the LLC Guarantors has the requisite limited liability company power, and has taken all limited liability company action necessary to authorize it, to execute and deliver and to perform its obligations under the Exchange Note Guarantees to which it is a party.

3.	The Exchange Note Guarantees have been duly authorized by the Guarantors, and, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will be duly executed and delivered by the Guarantors.

The opinions set forth above are subject to the following qualifications:

(A) My opinion is subject to the following:

(i) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(B) Provisions in the Exchange Note Guarantee and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors might not be enforceable under certain circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Guarantor, I have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinion expressed herein is limited to the laws of the States of Colorado, Florida, Nevada, Tennessee and Texas, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

The opinion expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date of effectiveness of the Registration Statement, and I undertake no responsibility to update or supplement this letter after its delivery.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Todd W. Kingma

Executive Vice President, General Counsel and Company Secretary to Perrigo Company plc